Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

KLEEN PRODUCTS LLC, et al., individually and on behalf of all those similarly situated, Plaintiffs, v. INTERNATIONAL PAPER, et al., Defendants.	Case No. 1:10-cv-05711 Hon. Harry D. Leinenweber

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SETTLEMENT AGREEMENT
This Settlement Agreement (“Agreement”) is made and entered into this 27th day of June 2017, by and between International Paper Company, Temple-Inland Inc., n/k/a Temple-Inland LLC, TIN Inc., n/k/a TIN LLC, and Weyerhaeuser Company (“Settling Defendants”), and Kleen Products LLC, R.P.R. Enterprises, Inc., Mighty Pac, Inc., Ferraro Foods, Inc., Ferraro Foods of North Carolina, LLC, MTM Packaging Solutions of Texas, LLC, RHE Hatco, Inc., and Chandler Packaging, Inc., the plaintiff class representatives, both individually and on behalf of the Class of direct purchasers of Containerboard Products (“Plaintiffs”).
WHEREAS, Plaintiffs are prosecuting the lawsuit entitled Kleen Products LLC et al. v. International Paper Company, et al., Case No. 1:10-cv-05711 (the “Action”), in the United States District Court for the Northern District of Illinois on their own behalf and on behalf of the Class against the Settling Defendants, the non-settling Defendants WestRock CP LLC and Georgia-Pacific LLC (Georgia-Pacific LLC and its affiliates, hereafter, “GP”), and the prior settling Defendants Packaging Corporation of America and Cascades Canada, ULC/Norampac Holdings U.S. Inc. (collectively, the “Kleen Defendants”);
WHEREAS, Plaintiffs allege that Kleen Defendants, including the Settling Defendants, participated in an unlawful conspiracy to fix, raise, maintain or stabilize the price of Containerboard Products at artificially high levels, including via various types of supply restrictions, in violation of Section 1 of the Sherman Act;
WHEREAS, the Settling Defendants deny the claims asserted against them and all allegations of wrongdoing and liability, and maintain that they have good and meritorious defenses thereto, they nevertheless agreed to enter into this Agreement to avoid further expense, inconvenience, and the uncertainty and risk inherent in any litigation, and to obtain the releases, orders, and judgment contemplated by this Agreement, and to put to rest with finality this controversy and all claims that have been or could have been asserted against the Settling Defendant Releasees, as more particularly set out below;
WHEREAS, Plaintiffs have conducted an investigation into the facts and the law regarding the Action, including the completion of both merits and expert discovery and briefing in support of and in opposition to motions for summary judgment pursuant to Federal Rules of Civil Procedure (“FRCP”) 56 and have concluded that resolving claims against the Settling Defendants according to the terms set forth below is in the best interest of Plaintiffs and the Class;
WHEREAS, pursuant to FRCP 23(e) by Memorandum Opinion and Order dated March 26, 2015 (ECF No. 871) the Court certified the Class (“Certification Order”), as affirmed by the United States Court of Appeals for the Seventh Circuit on August 4, 2016, and the Supreme Court of the United States thereafter denied certiorari on April 17, 2017;
WHEREAS, Plaintiffs promptly provided notice of the Court’s Certification Order to the Class, apprising Class Members of their rights to be excluded from this Action and that they would be bound by any result of this Action if they remained Class Members, and whereas 27 former Class Members exercised that right inclusive of certain extensions of the original deadline established in the notice as granted by the Court;
NOW, THEREFORE, in consideration of the covenants, agreements, and releases set forth herein and for other good and valuable consideration, it is agreed by and among the undersigned that the Action be settled, compromised, and dismissed on the merits with prejudice as to the Settling Defendant Releasees and except as hereinafter provided, without costs as to Plaintiffs, the Class, or Settling Defendants, subject to the approval of the Court, on the following terms and conditions:
A.Definitions
As used in this Agreement, the following terms have the meanings specified below unless otherwise stated:
Benchmark Amount is defined in Paragraph 9(d)(i).
Class means all persons or entities that purchased Containerboard Products directly from any of the Kleen Defendants or their subsidiaries or affiliates for use or delivery in the United States from at least as early as February 15, 2004 through November 8, 2010.
Class Counsel means all counsel of record for the Class.
Class Member(s) mean(s) each member of the Class that has not timely elected to be excluded from the Class under the terms of the Court’s Notice Order granting leave to disseminate notice to the Class (ECF No. 1053), which required exclusions to be postmarked as of December 5, 2016, as amended by the Court’s January 5, 2017 Order (ECF No. 1080).
Class Period means February 15, 2004 through November 8, 2010, as certified by the Court in the Certification Order.
Co- Lead Counsel means:

Michael J. Freed	Daniel J. Mogin
FREED KANNER LONDON	MoginRubin LLP
& MILLEN LLC	707 Broadway, Suite 1000
2201 Waukegan Road, Suite 130	San Diego, CA 92101
Bannockburn, IL 60015	Telephone: (619) 687-6611
Telephone: (224) 632-4500

Containerboard Products has the same meaning as in the Consolidated and Amended Complaint as amended (ECF Nos. 65, 622.1, 777.1) and includes linerboard, corrugated medium, rollstock, corrugated sheets and corrugated products, including displays, boxes and other containers.
Court means the United States District Court for the Northern District of Illinois.
Effective Date is defined in Paragraph 4.
Escrow Account means the account established at The Huntington National Bank in which the Settlement Amount will be placed to be administered in accordance with the provisions of Paragraph 10 of this Agreement.
Escrow Agent means The Huntington National Bank.
Fee and Expense Application is defined in Paragraph 18.
Fee and Expense Award is defined in Paragraph 18.
Final is defined in Paragraph 4.
Final Approval Order means the order and judgment of the Court approving this Agreement pursuant to FRCP 23 and in accordance with applicable jurisprudence; entering an order dismissing this matter with prejudice, without costs other than those provided for in this Agreement, and discharging and releasing the Settling Defendant Releasees from the Released Claims of the Class.
International Paper (“IP”) means International Paper Company, a New York corporation with its principal place of business in Memphis, Tennessee. IP includes its predecessors, including all entities and persons merged with or acquired by IP, and each of IP’s wholly-owned or controlled subsidiaries or affiliates that manufactured, distributed or sold Containerboard Products in the United States from the beginning of time until the date hereof.
Motion means Plaintiffs’ motion for preliminary approval of this Agreement and authorization to disseminate Notice of the settlement and final judgment as contemplated by this Agreement to all identified Class Members in a form agreed to by Settling Defendants.
Notice means the form of notice of this Agreement to the Class, which shall be substantially agreed upon by Plaintiffs and Settling Defendants before submission of the Motion.
Notice Order means the Court’s September 15, 2016 order (ECF No. 1053) granting the Plaintiffs’ motion to appoint A.B. Data, Ltd. as administrator and for leave to disseminate notice to the Class.
Plan of Distribution means the plan of providing payments from the Settlement Fund for costs and expenses of Notice and administration, escrow, tax and related expenses, attorneys’ Fee and Expense Award(s) and to qualified and authorized Class Members, and such other further payments as may be necessary and advisable.
Preliminary Approval Order means the order granting Plaintiffs’ Motion by the Court.
Pretrial Period is defined in Paragraph 9(d)(ii).
Qualified Settlement Fund (“QSF”) means the fund that will come into existence from the Settlement Fund once the three prongs of the test articulated in CFR (“Treas. Reg.”) Section 1.468B-1(c) have been met, as described in Paragraph 10 of this Agreement.
Reduction Amount is defined in Paragraph 9(d)(iii).

Reduction Formula means the amount by which the Settlement Amount is subject to reduction in accordance with the formula described in Paragraph 9 of this Agreement.
Released Claims is defined in Paragraph 6.
Releasors means Plaintiffs and Class Members, and their respective past and present, direct and indirect, parents, subsidiaries, affiliates; their predecessors, successors, affiliates, former affiliates, joint ventures, and partnerships; and each and all of the present and former principals, partners, officers, directors, supervisors, employees, agents, representatives, insurers, attorneys, heirs, executors and administrators of each of the foregoing.
Settlement Administrator means A.B. Data, the administrator appointed by the Court.
Settlement Amount means $354,000,000.00, subject to the Reduction Formula.
Settlement Fund means the Settlement Amount plus accrued interest on said deposits as set forth in Section E of this Agreement.
Settling Defendant Releasees means Settling Defendants and all of their respective past and present, direct and indirect, parents, subsidiaries, affiliates; their predecessors, successors, affiliates, former affiliates, joint ventures, and partnerships; and each and all of the present and former principals, partners, officers, directors, supervisors, employees, agents, representatives, insurers, attorneys, heirs, executors and administrators of each of the foregoing.
Subsequent Settlement Agreement (“SSA”) means a Settlement Agreement with GP entered into after the date that this Settlement Agreement is executed as described below and subject to the conditions described in Paragraph 9 of this Agreement.

Subsequent Settlement Agreement Amount (“SSA Amount”) is defined in Paragraph 9(d)(iii).
Temple-Inland Inc., n/k/a Temple-Inland LLC, and TIN Inc., n/k/a TIN LLC (collectively “TIN”) means those Delaware corporations that formerly maintained their principal place of business in Austin, Texas and which became wholly-owned and controlled subsidiaries of IP on or about February 13, 2012. “TIN” includes its predecessors, including all entities and persons merged with or acquired by TIN, and each of TIN’s wholly-owned or controlled subsidiaries or affiliates that manufactured, distributed or sold Containerboard Products in the United States from the beginning of time until the date hereof.
Weyerhaeuser Company (“WY”) means a Washington corporation with its principal place of business in Seattle, Washington. “WY” includes its predecessors, including all entities and persons merged with or acquired by WY, and each of WY’s wholly-owned or controlled subsidiaries or affiliates that manufactured, distributed or sold Containerboard Products in the United States from the beginning of time until the date hereof. “WY” also includes Weyerhaeuser’s Containerboard Packaging and Recycling business, which was acquired by IP on or about August 4, 2008.

B.	Approval of this Agreement and Dismissal of Claims Against Settling Defendants
1.    Plaintiffs and Settling Defendants shall use their reasonable best efforts to effectuate this Agreement, including cooperating in seeking the Court’s approval for the establishment of procedures (including the giving of Class Notice under FRCP 23(c) and (e)) to secure the prompt, complete, and final dismissal with prejudice of the Action as to the Settling Defendants and Settling Defendant Releasees.

2.    Within 7 business days after the date of this Agreement, Co-Lead Counsel will submit the Motion to the Court, subject to the following:

a.    Dissemination of Notice of the settlement to Class Members shall be as provided in Paragraph 2(b), below;
b.    Plaintiffs shall submit to the Court the Motion, which shall include (i) a proposed form of, method for, and date of dissemination of Notice of this Agreement to the Class and (ii) a proposed form of Final Approval Order. The text of the foregoing items (i) and (ii) shall be substantially agreed upon by Plaintiffs and Settling Defendants before submission of the Motion, with the understanding that, among other things, individual Notice of the settlement shall be mailed by regular mail or email, with appropriate notice by publication, with all expenses paid from the Settlement Fund and subject to Paragraph 11, below. The Settlement Administrator shall cause Notice to be mailed to a list of entities previously provided notice pursuant to the Court’s Notice Order, as such list was subsequently modified by the Settlement Administrator based on information received from Class Members. The Motion shall recite and ask the Court to find that the mailing of the Notice of settlement to all Class Members who can be identified upon reasonable effort constitutes valid, due and sufficient Notice to the Class, constitutes the best notice practicable under the circumstances, and complies fully with the requirements of FRCP 23.
c.    IP shall be responsible for providing any notices required by 28 U.S.C. Section 1715 at its own expense and without reduction of the Settlement Fund. IP may, at its option, engage the Settlement Administrator for this purpose.
d.    Upon entry of the Preliminary Approval Order, the Action shall be stayed as to the Settling Defendants only, except as to matters required to effectuate this Agreement, including final approval of this Agreement.

3.    Plaintiffs shall seek, and Settling Defendants will not object to, the entry of a Final Approval Order, the text of which Plaintiffs and Settling Defendants shall agree upon. The terms of that Final Approval Order will include, at a minimum, the substance of the following provisions that:
a.    As to the Action, approving finally this Agreement and its terms as being a fair, reasonable and adequate settlement as to the Class Members within the meaning of FRCP 23 and directing its consummation according to its terms;
b.    As to the Notice, finding it to be the best practicable notice under the circumstances and complying in all material respects with the requirements of FRCP 23 and due process;
c.    As to Settling Defendants, directing that the Action be dismissed with prejudice and, except as provided for in this Agreement, without costs;
d.    As to Settling Defendant Releasees, discharging and releasing them from the Released Claims;
e.    Reserving exclusive jurisdiction to the Court over this Agreement; and
f.    Determining under FRCP 54(b) that there is no just reason for delay and directing that the judgment of dismissal as to Settling Defendants shall be final.
Class Counsel will also request that the Court approve the proposed Plan of Distribution and application for Fees and Expense Award.
1.    This Agreement shall become “Final” when (i) the Court has entered a Final Approval Order as to each Settling Defendant and (ii) the time for appeal or to seek permission to appeal from the Final Approval Order has expired or, if appealed, the Final Approval Order is affirmed in its entirety by the court of last resort to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review. The date on which the Final Approval Order becomes Final is the “Effective Date.” It is agreed that the provisions of FRCP 60 shall not be considered in determining the above-stated times. On the date that Plaintiffs and Settling Defendants have executed this Agreement, Plaintiffs and Settling Defendants shall each be bound by its terms and this Agreement shall not be rescinded except in accordance with the terms of this Agreement, including Paragraphs 20-22 of this Agreement.
2.    Neither this Agreement (whether or not it should become Final) nor the Final Approval Order, nor any and all negotiations, documents and discussions associated with them, shall be deemed or construed to be an admission by any Settling Defendant (or any Settling Defendant Releasee) or evidence of any violation of any statute or law or of any liability or wrongdoing whatsoever by a Settling Defendant (or any Settling Defendant Releasee), or of the truth of any of the claims or allegations contained in any complaint or any other pleading filed by Plaintiffs or Releasors (or any of them) in the Action, and evidence thereof, including the fact of this lawsuit and the Settlement Amount shall not be discoverable or used directly or indirectly, in any way, whether in the Action or in any other current or future action or proceeding by any Plaintiffs or Class Members. Neither this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, nor any other action taken to carry out this Agreement by any of the Settling Defendants, the Plaintiffs or Class Members shall be referred to, offered as evidence or received in evidence in any pending or future civil, criminal, or administrative action or proceedings, except in a proceeding to enforce this Agreement, to determine amounts owed under the Agreement, to defend against the assertion of Released Claims, or in any dispute among Settling Defendants.

C.    Release, Discharge, and Covenant Not to Sue
1.    In addition to the effect of any Final Approval Order entered in accordance with this Agreement, upon this Agreement becoming Final as set out in Paragraph 4 of this Agreement, and in consideration of payment of the Settlement Amount, as specified in Paragraph 9 of this Agreement, into the Settlement Fund, and for other valuable consideration, Releasors shall be deemed to have, and by operation of the Final Approval Order shall have, fully, completely, finally, and forever released, acquitted, and discharged the Settling Defendant Releasees from any and all known and unknown, foreseen and unforeseen, suspected or unsuspected, actual or contingent, liquidated or unliquidated, asserted or unasserted, whether in law, equity, or otherwise, claims, demands, judgments, actions, suits, causes of action, obligations, promises, rights, and liabilities of any kind, whether individual or joint and several, including costs, fees, penalties, or losses of any kind or nature, whether actual, punitive, treble, compensatory or otherwise and whether class, individual, derivatively or in any other capacity that Releasors, or each of them, ever had, now has, or hereafter can, shall, or may have (whether or not any Class Member has objected to the settlement or makes a claim upon or participates in the Settlement Fund, whether directly, representatively, derivatively or in any other capacity), arising out of or relating in any way to any act or omission of the Kleen Defendants (or any of them) or any other Containerboard Products manufacturer, distributor, or seller concerning the manufacture, production, capacity, supply, distribution, sale or pricing of Containerboard Products from the beginning of time up to the date of Preliminary Approval, including but not limited to any conduct alleged, and causes of action asserted, whether known or unknown, suspected or unsuspected, matured or unmatured, contingent or non-contingent, concealed or hidden from existence, asserted or unasserted, or that could have been or could still be alleged or asserted, in any class action complaints filed in this or related Actions, including those arising under any federal or state antitrust, unfair competition, unfair practices, price discrimination, unitary pricing, civil conspiracy or similar laws, RICO, or trade practice law, (collectively, the “Released Claims”). Nothing in this Agreement shall be construed to release claims for product defect, personal injury or breach of contract, other than for such contract claims related to allegations in the Action, but this Agreement shall not alter or abridge any statute of limitations defenses that may be applicable to such claims.
2.    In addition to the provisions of Paragraph 6 of this Agreement, Releasors hereby expressly waive and release, upon this Agreement becoming final, any and all provisions, rights, and benefits conferred by Section 1542 of the California Civil Code, which states:
CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

or by any law of any state or territory of the United States, or principle of common law, present or future law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code. Each Releasor may hereafter discover facts other than or different from those which he, she, or it knows or believes to be true with respect to the claims which are the subject matter of the provisions of Paragraph 6 of this Agreement, but each Releasor hereby expressly waives and fully, finally, and forever settles and releases, upon this Agreement becoming final, any known or unknown, suspected or unsuspected, contingent or non-

contingent claim with respect to the subject matter of the provisions of Paragraph 6 of this Agreement, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.
3.    This Agreement does not settle or compromise any claim other than the Released Claims against the Settling Defendant Releasees. The release, discharge, and covenant not to sue set forth in Paragraph 6 of this Agreement does not include claims by any of the Class Members other than the Released Claims and does not include other claims, such as those solely arising out of personal injury, product liability or defect, or breach of contract claims in the ordinary course of business other than for such contract claims related to the allegations in the Action. All rights of any Class Member against any person or entity other than the Settling Defendant Releasees for sales made by the Settling Defendant Releasees are specifically reserved by Plaintiffs and the Class Members. To the fullest extent permitted and/or authorized by law, sales of Containerboard Products by the Settling Defendant Releasees in or into the United States shall remain in the Action against the non-settling Defendants and/or any future defendants other than the Settling Defendant Releasees as a basis for damage claims, and shall be a part of any joint and several liability claims in the Action against the non-settling Defendants and/or any future defendants or persons or entities other than the Settling Defendant Releasees.
D.    Settlement Amount and Escrow Agreement
1.    Subject to the provisions hereof, and in full, complete and final settlement of the Action as provided herein, IP shall pay the Settlement Amount of $354,000,000.00, subject to the provisions of Paragraph 9(d). Notwithstanding any other provision herein, however, in no event shall the Settlement Amount be less than $236,000,000. The Settlement

Amount shall be paid into the Escrow Account to be administered in accordance with the provisions of Paragraph 10 of this Agreement. The Settlement Amount shall be paid to the Escrow Account as follows:

a.    IP shall pay $200,000.00 to the Escrow Account within 3 (three) business days of Preliminary Approval to be applied toward Notice and Administration costs as provided in Paragraph 11;
b.    IP shall pay the full remaining balance of the Settlement Amount, $353,800,000.00, subject to the provisions of Paragraph 9(d), to the Escrow Account on or before the later of 5 (five) business days after Preliminary Approval or August 1, 2017 (“Payment Date”);
c.    The Settlement Amount shall become the Settlement Fund once paid to the Escrow Account and shall be maintained by the Escrow Agent in the Escrow Account as detailed in Paragraph 10 below; and
d.    The Settlement Amount is subject to a reduction in accordance with the Reduction Formula set forth in this section with respect to the relative share of sales of GP. The Reduction Formula is based on the Settling Defendants’ combined share of Containerboard Products sold by the Settling Defendants during the Class Period of 51% and GP’s relative share of 17%, or 33.33% of the share of Settling Defendants combined sales:
i)    The Reduction Formula shall only be applied if Plaintiffs enter into a SSA with GP after the date of this Agreement, whereby Plaintiffs settle or resolve all or substantially all claims Plaintiffs assert against GP in this Action in exchange for a monetary payment of less than 33.33% of the Settlement Amount (33.33% of the Settlement Amount is hereinafter the “Benchmark Amount”). Plaintiffs shall advise Settling Defendants in writing of any SSA with GP within five (5) days of its execution, including the amount of the payment required thereunder;

ii)    The Reduction Formula shall only be applied if the SSA is executed in the period between the execution date of this Agreement and the earlier of the following: (i) the date that a jury is empaneled; (ii) the date that a bench trial commences; (iii) the date the Court grants summary judgment in favor of all the GP entities (subject to the proviso below); or (iv) one year after the Settlement Agreement becomes Final (hereinafter the “Pretrial Period”); provided, however, that if the Court grants summary judgment in favor of all GP entities and that judgment is subsequently reversed, subpart (iii) shall no longer apply and the Pretrial Period shall end upon the earlier of the date defined in parts (i), (ii) or (iv);
iii)    The Reduction Formula shall be the excess (if any) of the Benchmark Amount minus the amount paid by GP to Plaintiffs and the Class pursuant to a SSA (“SSA Amount”), multiplied by 3.00, or: ([$354,000,000.00 x 33.33%] – SSA Amount) x 3.00 = Reduction Amount; provided, however that in no event shall the Settlement Amount be less than $236 million;
iv)    Except as provided in Paragraphs 11(b) and 18, or otherwise ordered by the Court or agreed by the Settling Defendants and Co-Lead Counsel: (1) money will not be released from the Escrow Account until the conclusion of the Pretrial Period, and (2) $118 million will be held in the Escrow Account until conclusion of the Pretrial Period; and

v)    At the conclusion of the Pretrial Period, if the Reduction Formula applies, then the Settlement Amount shall be reduced by the Reduction Amount and the resultant reduction shall either be: (1) deducted from IP’s payment due on the Payment Date as provided in sub-paragraph (b) above, if Plaintiffs execute a SSA with GP before that date or (2) reimbursed to IP from the Escrow Fund, if Plaintiffs execute a SSA with GP after the Payment Date but before the conclusion of the Pretrial Period. If IP is entitled to a reimbursement from Plaintiffs’ Settlement Fund consistent with this section, Plaintiffs shall make the payment to IP within 30 days of the Court’s preliminary approval of Plaintiffs’ SSA with GP.
1.    Escrow Account:

a.    The Escrow Account will be established at The Huntington National Bank with such bank serving as the Escrow Agent and subject to escrow instructions mutually acceptable to Co-Lead Counsel and Settling Defendants, such escrow is subject to the Court’s continuing supervision and control. The owner of the Escrow Account shall be the QSF that will come into existence once the three prongs of the test articulated in CFR (“Treas. Reg”.) Section 1.468B-1(c) have been met;
b.    The Escrow Agent shall cause the funds deposited in the Escrow Account to be invested exclusively in instruments or accounts backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, including a U.S. Treasury Fund or a bank account that is either (a) fully insured by the Federal Deposit Insurance Corporation (“FDIC”) or (b) secured by instruments backed by the full faith and credit of the United States Government. At the written direction of Co-Lead Counsel, the Escrow Agent shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. Settling Defendants shall not bear any responsibility for or liability related to the selection of the Escrow Agent. Once paid to the Escrow Fund, Settling Defendants shall not bear any responsibility for or liability related to the Settlement Fund;
c.    All funds held in the Escrow Account shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to this Agreement and/or further order(s) of the Court. Once the funds are deposited they shall form the Kleen-Settling Defendants Qualified Settlement Fund (“Settlement Fund” and “QSF” herein);

d.    Plaintiffs and Settling Defendants agree to treat the Settlement Fund as being at all times a QSF within the meaning of Treas. Reg. Section 1.468B-1(c). The Plaintiffs and the Settling Defendants, their counsel, the Administrator, and the Escrow Agent agree that they will not ask the Court to take any action inconsistent with the treatment of the Escrow Account in such manner. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this Paragraph 10, including the relation-back election (as defined in Treas. Reg. Section 1.468B-1(j) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur. All provisions of the Settlement Agreement shall be interpreted in a manner that is consistent with the Escrow Account being a “qualified settlement fund” within the meaning of Treas. Reg. Section 1.468B-1;
e.    The Administrator of the QSF, as defined in Treas. Reg. Section 1.468B-2(k), shall be A.B. Data (“A.B.”) or its successors as may be approved or appointed by the Court. The Administrator shall discharge or shall retain tax professionals to discharge all the tax duties of the QSF, including without limitation filing state and federal income tax and returns, state and federal information returns, withholding and depositing funds as required, calculating and paying quarterly estimated tax payments and paying taxes;

f.    All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon Settling Defendants or any other Settling Defendants Releasee with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a qualified settlement fund for federal or state income tax purposes (“Taxes”); and (ii) expenses and costs incurred in connection with the operation and implementation of Paragraphs 10(d) through 10(h) (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this Paragraph 10(g) (“Tax Expenses”), shall be paid out of the Settlement Fund;

g.    Neither Settling Defendants nor any other Settling Defendants Releasee nor their respective counsel shall have any liability or responsibility for the Taxes or the Tax Expenses, except as otherwise provided by law. Further, Taxes and Tax Expenses shall be treated as required by law, and shall be timely paid by the Administrator out of the Settlement Fund without prior order from the Court. Notwithstanding anything in this Agreement to the contrary, the Administrator shall determine the tax character of the distributions from the QSF and the resulting reporting and withholding obligations of the QSF. The Administrator shall withhold from distribution to any recipient the information return withholding required by state and federal law and shall timely tender the same to the respective tax authority. The parties acknowledge that payments from the QSF will be subject to the next day deposit rule and the electronic funds transfer payment system (EFTPS) requirements. The Administrator shall make the arrangements necessary to comply with the method and timing tax deposits and withheld amounts sufficiently in advance of any distribution to avoid penalties and/or interest related to tax deposits. The Administrator shall calculate and apply reserves from the funds available for distribution, which reserves shall be sufficient to make timely tax and withheld amount deposits and pay for tax compliance and other administrative expenses. Except as otherwise provided by law, neither Settling Defendants nor any other Settling Defendants Releasee is responsible nor shall they have any liability therefor. Plaintiffs and Settling Defendants agree to cooperate with the Escrow Agent, tax advisors to the QSF, the Escrow Agent or Co-Lead Counsel and each other, to the extent reasonably necessary to carry out the tax obligations of the QSF; and

h.    If this Agreement does not become Final, then all amounts paid by IP into the Settlement Fund (other than notice and administrative costs expended in accordance with Paragraph 11) shall be returned to IP from the Escrow Account by the Escrow Agent along with any interest accrued thereon, net of taxes and tax-related expenses of the QSF, within 30 calendar days.
2.    Settlement Administration, Costs of Notice, and Interim Expenses:
a.    A.B. Data has been appointed to act as the Settlement Administrator to assist with the settlement claims process and administration of notice to the Class, locating potential Class Members, and administering and distributing the Settlement Fund;
b.    As the first installment of the Settlement Amount, IP has agreed to pay $200,000.00 within 3 business days of Preliminary Approval to be applied towards the costs of Notice to the Class and administration costs related thereto. Except as otherwise provided including in this Paragraph 11(b), neither Settling Defendants nor any of the Settling Defendant Releasees shall be liable for any of the costs or expenses of the litigation of the Action, including attorneys’ fees; fees and expenses of expert witnesses and consultants; and costs and expenses associated with discovery, motion practice, hearings before the Court or any Special Master, appeals, trials or the negotiation of other settlements, or for Class administration and costs; and
c.    Following the Effective Date, and subject to order of the Court, Co-Lead Counsel may use the Settlement Fund for payment of interim expenses incurred by Plaintiffs’ counsel for prosecution of the Action on behalf of the Class against non-settling Defendants. Co-Lead Counsel shall periodically fully report to the Court on withdrawals and associated expenses for any preceding payment of expenses, and the Court shall retain its full authority regarding reimbursement of expenses under FRCP 23.
A.    The Settlement Fund
1.    Releasors shall look solely to the Settlement Fund for settlement and satisfaction against the Settling Defendant Releasees of all Released Claims, and shall have no other recovery against Settling Defendants or any other Settling Defendants Releasee.
2.    After this Agreement becomes Final within the meaning of Paragraph 4 and any possible application of the Reduction Formula has occurred, the Settlement Fund, except for the payment of tax related deposits and settlement fund expenses, shall be distributed only in accordance with a Plan of Distribution to be submitted at the appropriate time by Co-Lead Counsel, subject to approval by the Court. In no event shall any Settling Defendants have any responsibility, financial obligation, or liability whatsoever with respect to the investment, distribution, or administration of the Settlement Fund, including, but not limited to, the costs and expenses of such distribution and administration.
3.    At the appropriate time, Co-Lead Counsel shall submit to the Court a Plan of Distribution.
4.    Upon further orders of the Court, the Settlement Administrator, subject to the supervision of Co-Lead Counsel and the Court as may be necessary or advisable, shall administer the claims submitted by members of the Class and shall oversee distribution of the Settlement Fund to qualified and authorized claimants pursuant to the Plan of Distribution. Subject to the terms of this Agreement and any order(s) of the Court the Settlement Fund shall be applied as follows:

a.    To pay all costs and expenses reasonably incurred in connection with:
i)    providing Notice;
ii)    administering and distributing the Settlement Fund to qualified and authorized claimants; and,
iii)    the Escrow;
b.    To pay all taxes and expenses related to filing and payment of taxes;
c.    To pay any Attorneys’ Fee and Expense Award(s) as ordered by the Court;
d.    To pay qualified and authorized claimants pursuant to the terms of this Agreement, the Plan of Distribution or such further order(s) of the Court; and,
e.    To pay such other and further costs and expenses as may be necessary or advisable pursuant to further orders of the Court.
Subject to the foregoing, upon the Effective Date and thereafter and in accordance with the terms of this Agreement, the Plan of Distribution and further order(s) of the Court, the Settlement Fund shall be distributed in the manner ordered by the Court.
5.    Settling Defendants and the Settling Defendant Releasees or their counsel shall not have any responsibility for, or interest in or liability with respect to or arising from the distribution of the Settlement Fund, the Plan of Distribution, the determination, administration or calculation of claims; the Settlement Fund’s qualification as a QSF, the payment or withholding of taxes and related expenses. Plaintiffs and Class Counsel shall be reimbursed and indemnified solely out of the Settlement Fund for all attorneys’ fees and expenses. The Settling Defendant Releasees shall not be liable for any costs, fees, or expenses of any of Plaintiffs’ or the Class’

respective attorneys, experts, advisors, agents, or representatives, but all such costs, fees, and expenses as approved by the Court shall be paid out of the Settlement Fund.
6.    The Plan of Distribution and any related orders or actions of the Court, the Settlement Administrator or Co-Lead Counsel in implementing or effectuating the Plan of Distribution or any part of it is not a part of this Agreement and any order or proceedings related to the Plan of Distribution shall not affect the operation of this Agreement, the finality of the Final Approval Order, or any other order made in connection with this Agreement.
7.    Class Counsel’s Attorneys’ Fees and Reimbursement of Expenses:

a.    Co-Lead Counsel may submit an application or applications to the Court (the “Fee and Expense Application(s)”) for distribution of fees and expenses to Class Counsel from the Settlement Fund (including other Settlement Funds in the Action) and Settling Defendants shall not oppose such application for: (i) an award of attorneys’ fees not in excess of one-third of the Settlement Fund; and (ii) reimbursement of expenses and costs incurred in connection with prosecuting the Action, plus interest on such attorneys’ fees, costs and expenses at the same rate and for the same period as earned by the Settlement Fund(s) (until paid) as may be awarded by the Court (the “Fee and Expense Award”). Co-Lead Counsel reserve the right to make additional applications for fees and expenses incurred, but in no event shall Settling Defendants or the Settling Defendant Releasees be responsible to pay any such additional fees and expenses except to the extent they are paid out of the Settlement Fund(s);
b.    The Fee and Expense Award, as approved by the Court, shall be paid solely from the Settlement Fund(s). After this Agreement becomes Final within the meaning of Paragraph 4 and provided that at least $118,000,000 is held back in Escrow as provided in Paragraph 9 d. (iv), the Fee and Expense Award may be paid to Co-Lead Counsel or their assignees within ten (10) business days after entry of an order of the Court authorizing the same or unless otherwise ordered by the Court.

c.    The procedure for and the allowance or disallowance by the Court of the application by Co-Lead Counsel for the amount and method of payment of Class Counsel’s fees, costs and expenses to be paid out of the Settlement Fund(s) are not part of this Agreement, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement, and any order or proceeding relating to any Fee and Expense Application, or any appeal from any such order shall not operate to terminate or cancel this Agreement, or affect or delay the finality of the judgment approving the Settlement;
d.    Neither Settling Defendants nor any other Settling Defendants Releasee under this Agreement shall have any responsibility for, or interest in, or liability whatsoever with respect to any payment to Class Counsel of any Fee and Expense Award in the Action; and
e.    Neither Settling Defendants nor any other Settling Defendants Releasee under this Agreement shall have any responsibility for, or interest in, or liability whatsoever with respect to the allocation among Class Counsel, and/or any other person who may assert some claim thereto from the Settlement Fund(s), of any Fee and Expense Award that the Court may make in the Action.
B.    Cooperation
1.    Prior to the execution of this Agreement and for purposes of trial of this matter, the Class Counsel and IP were substantially advanced in negotiating a stipulation relating to the authenticity and business record status of certain documents produced in this litigation. The terms of the stipulation had been agreed to in the form of a pleading entitled “Stipulation Between Plaintiffs and International Paper Relating to the Authenticity and Business Record Status of Certain Documents” (“the IP Stipulation”). In connection with the IP Stipulation, the Class

Counsel had identified a large number of documents to be potentially covered by the stipulation and were in advanced discussions with IP regarding such documents. The Class Counsel have also prepared drafts of comparable stipulations for TIN and WY (the “TIN Stipulation” and “WY Stipulation”) and have identified a large number of documents to be potentially covered by these stipulations to establish their authenticity and business record status. While the TIN Stipulation and the WY Stipulation had not been discussed between Class Counsel, on the one hand, and TIN and WY on the other, Class Counsel have provided to IP copies of the TIN Stipulation and the WY Stipulation and identified documents to be covered by these stipulations. Within 45 days of the execution of this Agreement (subject to reasonable extensions of time, as agreed to by Class Counsel and the affected Settling Defendant), the Class Counsel and each of the Settling Defendants shall finalize and sign a Stipulation (a separate Stipulation for each Settling Defendant) for submission to the Court, attaching as an exhibit a list of documents that the parties to each stipulation are able to agree are covered by that stipulation to establish their authenticity and business record status. The parties further agree that in the event the parties are unable to agree that any document which Class Counsel have identified should be covered by any of the stipulations to establish their authenticity and business record status, the Court shall have jurisdiction of such dispute to determine the inclusion or exclusion of any document.
C.    Rescission if this Agreement is Not Approved or Final Judgment is Not Entered
1.    If the Court refuses to enter a Final Approval Order or if such approval is modified or set aside on appeal, or if the Agreement does not become Final as provided for in Paragraph 4 of this Agreement, or if the Court enters the Final Approval Order and appellate review is sought, and on such review, such Final Approval Order is not affirmed in its entirety,

Settling Defendants and the Plaintiffs shall each, in their sole discretion, have the option to rescind this Agreement in its entirety. Written notice of the exercise of any such right to rescind shall be made according to the terms of Paragraph 30. A modification or reversal on appeal of any amount of Co-Lead Counsel’s fees and expenses awarded by the Court from the Settlement Fund or any other matter related to Paragraph 18 shall not be deemed a modification of all or a part of the terms of this Agreement or the Final Approval Order for purposes of this Paragraph.
2.    In the event that this Agreement does not become Final, then this Agreement shall be of no force or effect and any and all parts of the Settlement Fund caused to be deposited in the Escrow Account (including interest earned thereon) shall be returned within thirty (30) days to IP less only disbursements made in accordance with Paragraph 11(b) of this Agreement. Settling Defendants expressly reserve all of their rights and defenses if this Agreement does not become Final.
3.    Further, and in any event, Plaintiffs and Settling Defendants agree that this Agreement, whether or not it shall become Final, and any and all negotiations, documents, and discussions associated with it: (i) shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing whatsoever by any Settling Defendants (or the Settling Defendant Releasees) concerning the allegations in the Action; (ii) shall not be deemed or construed to be an admission of or evidence of the truth of any of the claims or allegations contained in the complaint or any other pleading filed by Plaintiffs in the Action or any other pleading that Plaintiffs or the Class have or could have asserted against any Settling Defendant including, without limitation, that any Settling Defendant has engaged in any conduct or practice that violates any antitrust statute, or other law, regulation or obligation, including the fact of this lawsuit and the Settlement Amount; and (iii) and evidence thereof shall not be discoverable or used directly or indirectly, in any way, whether in the Action or in any other current or future action or proceeding by any Plaintiffs or Class Members. This Agreement shall be construed and interpreted to effectuate the intent of the parties, which is to provide, through this Agreement, for a complete resolution of the relevant claims with respect to each Settling Defendant Releasee as provided in this Agreement.
4.    The parties to this Agreement contemplate and agree that, prior to entry of the Final Approval Order as provided for in Paragraphs 1-4 hereof, appropriate Notice (i) of the settlement; and (ii) of a hearing at which the Court will consider the approval of this Settlement Agreement will be given to the Class.
D.    Miscellaneous
1.    Subject to the terms of Paragraph 6, this Agreement does not settle or compromise any claim by Plaintiffs or any Class Member against any Kleen Defendant or alleged co-conspirator other than Settling Defendants and the Settling Defendant Releasees, and all rights against such other Defendants or alleged co-conspirators are specifically reserved by Plaintiffs and Class Members. Settling Defendants’ sales of Containerboard Products to Class Members shall not be removed from the Action.
2.    The Court shall retain jurisdiction over the implementation, enforcement, and performance of this Agreement, and shall have exclusive jurisdiction over any suit, action, proceeding, or dispute arising out of or relating to this Agreement or the applicability of this Agreement that cannot be resolved by negotiation and agreement by Plaintiffs and Settling

Defendants. This Agreement shall be governed by and interpreted according to the substantive laws of the state of Illinois without regard to its choice of law or conflict of laws principles.
3.    This Agreement constitutes the entire, complete and integrated agreement among Plaintiffs and Settling Defendants pertaining to the settlement of the Action against Settling Defendants, and supersedes all prior and contemporaneous understandings of Plaintiffs and Settling Defendants in connection herewith. This Agreement may not be modified or amended except in writing executed by Plaintiffs and Settling Defendants, and approved by the Court.
4.    This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Plaintiffs, the Class, and Settling Defendants. Without limiting the generality of the foregoing, each and every covenant and agreement made herein by Plaintiffs, Co-Lead Counsel or Class Counsel shall be binding upon all Class Members and Releasors. The Settling Defendant Releasees (other than Settling Defendants, which are parties hereto) are third party beneficiaries of this Agreement and are authorized to enforce its terms applicable to them.
5.    This Agreement may be executed in counterparts by Plaintiffs and Settling Defendants, and a facsimile signature shall be deemed an original signature for purposes of executing this Agreement.
6.    If any dispute arises between Plaintiffs and Settling Defendants with regard to the interpretation of this Agreement, neither Plaintiffs nor Settling Defendants shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement.

7.    Where this Agreement requires either party to provide notice or any other communication or document to the other, such notice shall be in writing, and such notice, communication or document shall be provided by receipt requested email, facsimile or letter by overnight delivery to the undersigned counsel of record for the party to whom notice is being provided.
8.    Each of the undersigned attorneys represents that he or she is fully authorized to enter into the terms and conditions of, and to execute, this Agreement, subject to Court approval.
9.    All orders entered during the course of the Action relating to the confidentiality of information shall survive this Agreement.

Date:	June 27,	2017	By:	/s/ Nathan P. Eimer
				Nathan P. Eimer EIMER STAHL LLP Counsel for Defendant International Paper Company

Date:	June 27,	2017	By:	/s/ Andrew S. Marovitz
				Andrew S. Marovitz MAYER BROWN LLP Counsel for Defendant Temple-Inland Inc. (n/k/a Temple-Inland LLC) and TIN Inc. (n/k/a TIN LLC)

Date:	June 27,	2017	By:	/s/ Margaret H. Warner
				Margaret H. Warner MCDERMOTT WILL & EMERY LLP Counsel for Defendant Weyerhaeuser Company

Date:	June 27,	2017	By:	/s/ Michael Freed
				Michael Freed FREED KANNER LONDON & MILLEN LLC Co-Lead Counsel

Date:	June 27,	2017	By:	/s/ Daniel J. Mogin
				Daniel J. Mogin MOGINRUBIN LLP Co-Lead Counsel

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